Exhibit 99.1

Conference Call:	Today, June 30th, 2008 at 5:00 p.m. ET
Dial-in numbers:	212/231-2900 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Stewart Halpern	Joseph Jaffoni, David Jacoby
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
800/831-1442	212/835-8500 or mcz@jcir.com
MAD CATZ REPORTS FOURTH QUARTER AND FISCAL 2008 RESULTS
- Full Year Net Income of $3.2 Million or $0.06 Per Diluted Share -
San Diego, California, June 30, 2008 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, today announced financial results for the fourth quarter and fiscal year ended March 31, 2008.
Net sales for the fiscal year ended March 31, 2008 were $87.6 million, a 12.2% decrease from $99.7 million in fiscal 2007. Gross profit for the fiscal year increased 14.9% to $28.7 million from $25.0 million in the prior fiscal year. Gross profit margin for fiscal 2008 was 32.8% compared to 25.1% in fiscal 2007. Net income for the year ended March 31, 2008 was $3.2 million, or $0.06 per diluted share, compared to $3.7 million, or $0.07 per diluted share for the year ended March 31, 2007. EBITDA, a non-GAAP financial measure (defined as earnings before interest, taxes, depreciation and amortization), was $10.0 million in fiscal 2008 compared to EBITDA of $9.0 million in fiscal 2007. A reconciliation of EBITDA to the Company’s net income (loss) on a U.S. GAAP basis and the definition is included in the financial tables accompanying this release.
Net sales for the fourth quarter ended March 31, 2008 were $21.9 million, an increase of 13.2% from $19.3 million in the fourth quarter of fiscal 2007. Gross profit for the quarter increased 14.7% to $6.5 million, compared to $5.6 million in the same quarter of the prior year. Gross profit margin for the fiscal 2008 fourth quarter improved to 29.5% compared to 29.1% in the same quarter of the prior fiscal year. Net loss for the quarter ended March 31, 2008 was $0.8 million, or $0.02 per diluted share, compared to a net income of $0.7 million, or $0.01 per diluted share, in the fourth quarter of the prior fiscal year. EBITDA for the quarter ended March 31, 2008 was $0.7 million compared to EBITDA of $1.9 million for the quarter ended March 31, 2007.
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Mad Catz Interactive, 6/30/08	page 2
Fiscal 2008, Fourth Quarter and Recent Highlights:
▪	Achieved record annual gross margin of 32.8% and gross profit of $28.7 million;

▪	Achieved record fourth quarter net sales of $21.9 million, gross profit of $6.5 million and gross profit margin of 29.5%;

▪	Further diversified and expanded product lines and brand license portfolio:
•	Signed a multi-year agreement with Harmonix and MTV Games to produce a range of premium licensed accessories for the Rock Band™ videogame;

•	Began shipping AirDrives™ earphones into the UK and expanded distribution through various major online retailers;

•	Introduced AirDrives headset for Apple iPhone in the U.S. and the U.K.;

•	Added several major sports leagues and teams to the Company’s portfolio of sports license agreements including NASCAR as well as the Manchester United, Liverpool and Arsenal Football Clubs;

•	Entered into a multi-year license agreement with Coffin Case Company to produce carrying cases, videogame accessories cases, guitar straps and other accessories for use with Rock Band and Guitar Hero;

•	Began shipping Saitek’s Cyborg keyboard for PC gaming, which complements Saitek’s popular Eclipse keyboard line;
▪	Continued to integrate Saitek, a leading PC games peripherals provider acquired in November 2007;

▪	Appointed Thomas Brown Chairman of the Board; and

▪	Net position of bank loan less cash at March 31, 2008 of $6.2 million (inclusive of approximately a $15 million increase in the bank loan balance as part consideration of the Saitek acquisition) compared to a net cash positive position of $1 million as of March 31, 2007.
Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, stated, “The fiscal 2008 fourth quarter results reflect a significant economic contribution from the Saitek acquisition which was completed late in calendar 2007 and Mad Catz’ strategy to focus on maintaining healthy gross margins to achieve consistent profitability. On an operating basis, Saitek was accretive to our results during the quarter and we anticipate further contributions from this acquisition as we generate additional operating efficiencies and revenue opportunities. Already in fiscal 2009 we have reduced Saitek’s operating expenses by an annual run-rate of over $1 million and we expect to eliminate additional operating costs during this fiscal year.
“Fiscal 2008 was an important year for Mad Catz in which we diversified and expanded our product lines through acquisition and internal development while building our portfolio of prominent licenses. These actions have further reduced the Company’s reliance on gaming console specific products and we entered fiscal 2009 with a broad suite of interactive entertainment products that generate attractive gross margins.
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Mad Catz Interactive, 6/30/08	page 3
“We secured the license to produce and distribute game accessories for the hit Rock Band game with initial North American and European product shipments scheduled for the second quarter of fiscal 2009. Rock Band has quickly emerged as the leading platform for music fans and gamers in the explosive music category and Mad Catz is the only third-party company to have a license to produce musical instruments. Given the game’s popularity, we believe future sales of our bass, microphone and drum accessories will be important sources of revenue throughout fiscal 2009.
“In addition, with our focus on achieving further geographical diversification, Mad Catz recently strengthened its global portfolio of sports licenses with the addition of the Manchester United, Liverpool and Arsenal Football Clubs, as well as NASCAR racing. These additions round out what we believe to be the industry’s most robust sports license portfolio that now includes every major U.S. sports league as well as some of the most recognizable soccer teams and sports franchises around the world.
“Mad Catz will also benefit in 2009 from several new product lines introduced in fiscal 2008. In February we began shipping our next generation of AirDrives™ earphones designed specifically for the Apple iPhone and have already gained a presence on prominent online retail outlets. In addition, in May we began shipping a new range of accessories compatible with the Nintendo® Wii Fit system that have been met with a strong initial response from retailers and serve to further establish our presence as a provider of peripherals for the increasingly popular Wii console. ”
Mr. Richardson concluded, “With the integration of recently acquired entities, several upcoming high profile licensed product launches based on agreements secured throughout fiscal 2008 and the introduction of several innovative new products, we have established a solid suite of interactive entertainment products and accessories, and created a well positioned platform from which to leverage the success of our products based on the overall continued strength of the interactive entertainment industry. In fiscal 2009 we expect to benefit from the wide range of opportunities established in fiscal 2008 and will continue to focus on diversifying and expanding our sources of revenue and creating long-term shareholder value.”
The Company will host a conference call and simultaneous webcast today June 30, 2008, at 5:00 p.m. ET. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at 800/633-8284 (reservation # 21386839) or, for International callers, at 402/977-9140.
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Mad Catz Interactive, 6/30/08	page 4
About Mad Catz Interactive, Inc.
Mad Catz is a global leader in providing innovative peripherals for the interactive entertainment industry. Mad Catz designs and markets accessories for video game systems and publishes video game software, including the industry-leading GameShark video game enhancements, under its Mad Catz, GameShark and Joytech brands. Mad Catz also designs and markets mice, keyboards, headsets, PC gaming controllers and other PC peripherals through its Saitek brand, and develops, manufactures and markets proprietary portable earphones under its AirDrives brand.  Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices across Canada, Europe and Asia.  For additional information please go to www.madcatz.com, as well as www.gameshark.com, www.airdrives.com, www.saitek.com and www.joytech.net.
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to fulfill our filing our stated requirements with the Securities and Exchange Commission and Ontario Securities Commission; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
- TABLES FOLLOW -

Mad Catz Interactive, 6/30/08	page 5
MAD CATZ INTERACTIVE, INC.
Consolidated Statements of Operations
(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net sales	$21,878	$19,334	$87,583	$99,721

Cost of sales	15,429	13,710	58,841	74,703

Gross profit	6,449	5,624	28,742	25,018

Operating expenses:
Sales and marketing	3,329	1,926	10,304	8,923
General and administrative	3,625	1,904	11,004	8,244
Research and development	536	327	1,516	1,406
Amortization of intangibles	613	—	987	—

Total operating expenses	8,103	4,157	23,811	18,573

Operating income (loss)	(1,654)	1,467	4,931	6,445

Interest expense, net	(575)	(203)	(1,156)	(1,109)
Foreign exchange gain (loss), net	1,116	(47)	1,703	256
Other income	106	91	434	338

Income (loss) before income taxes	(1,007)	1,308	5,912	5,930

Provision for income taxes (expense)	175	(612)	(2,744)	(2,225)

Net income (loss)	$(832)	$696	$3,168	$3,705

Net income (loss) per share:
Basic	$(0.02)	$0.01	$0.06	$0.07

Diluted	$(0.02)	$0.01	$0.06	$0.07

Weighted average number of common shares outstanding:
Basic	54,973,549	54,244,383	54,843,688	54,244,383

Diluted	54,973,549	55,834,689	55,314,438	55,036,591

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Mad Catz Interactive, 6/30/08	page 6
MAD CATZ INTERACTIVE, INC.
Consolidated Balance Sheets
(In thousands of US$)

	March 31,	March 31,
	2008	2007
Assets

Current assets:
Cash	$5,230	$2,350
Accounts receivable, net	14,567	14,405
Other receivables	583	74
Inventories	20,554	12,804
Deferred tax assets	1,591	2,009
Other current assets	1,369	700

	43,894	32,342

Deferred tax assets	978	1,801
Property and equipment, net	2,101	1,658
Other assets	324	86
Intangible assets, net	8,320	1,848
Goodwill	35,704	17,483

Total assets	$91,321	$55,218

Liabilities and Shareholders’ Equity

Current liabilities:
Bank loan	$11,470	$1,345
Accounts payable and accrued liabilities	23,139	16,162
Income taxes payable	496	484

	35,105	17,991
Notes payable	14,901	—

Total liabilities	50,006	17,991
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 54,973,549 and 54,244,383 shares issued and outstanding at March 31, 2008 and March 31, 2007, respectively	47,717	47,105
Other comprehensive income	2,923	2,615
Accumulated deficit	(9,325)	(12,493)

Total shareholders’ equity	41,315	37,227

Total liabilities and shareholders’ equity	$91,321	$55,218

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Mad Catz Interactive, 6/30/08	page 7
Geographical Sales Data
The Company’s net sales were generated in the following geographic regions:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net sales
United States	$11,717	$13,838	$51,975	$71,092
Europe	8,683	4,668	31,257	22,163
Canada	450	826	2,806	6,355
Other countries	1,028	2	1,545	111

	$21,878	$19,334	$87,583	$99,721

MAD CATZ INTERACTIVE, INC.
Supplementary Data
(unaudited, in thousands of US$)
Adjusted Net Income Reconciliation (non GAAP)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Pre-tax income (loss)	$(1,007)	$1,308	$5,912	$5,930
Amortization of intangible assets	$768	$182	$1,660	$785
Stock-based compensation cost	$17	$23	$267	$359

Adjusted pre-tax income (loss)*	$(292)	$1,513	$7,839	$7,074

Adjusted provision for income taxes (at effective rate)*	$135	$567	$3,637	$2,653

Adjusted net income (loss) *	$(157)	$946	$4,202	$4,421

Adjusted diluted earnings per share*	$0.00	$0.02	$0.08	$0.08

*	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.
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Mad Catz Interactive, 6/30/08	page 8
MAD CATZ INTERACTIVE, INC.
Supplementary Data
(unaudited, in thousands of US$)
EBITDA Reconciliation (non GAAP)
EBITDA represents net income plus interest, taxes, depreciation and amortization.

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net income (loss)	$(832)	$696	$3,168	$3,705

Adjustments:
Interest expense	575	203	1,156	1,109
Income tax expense (benefit)	(175)	612	2,744	2,225
Depreciation and amortization	1,122	430	2,910	1,938

EBITDA	$690	$1,941	9,978	8,977

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the operating performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.
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